    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 1996

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              INFORMIX CORPORATION
               (Exact name if issuer as specified is its charter)

       DELAWARE                       94-3011736
      (State of            (I.R.S. Employer Identification
    Incorporation)                     Number)

                              4100 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                DAVID H. STANLEY
              VICE PRESIDENT, LEGAL, GENERAL COUNSEL AND SECRETARY
                              INFORMIX CORPORATION
                              4100 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 926-6300

(Name, address, including zip code and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                               Douglas H. Collom
                                Roger E. George
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (415) 493-9300
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                        PROPOSED MAXIMUM
                                                                      PROPOSED MAXIMUM     AGGREGATE
              TITLE OF EACH CLASS OF                   AMOUNT TO       OFFERING PRICE       OFFERING         AMOUNT OF
           SECURITIES TO BE REGISTERED               BE REGISTERED     PER SHARE (1)       PRICE (1)      REGISTRATION FEE
Common Stock $0.01 par value......................   231,900 shares        $28.50          $6,609,150          $2,280

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices at January 17, 1996 of the Common Stock of the Registrant as reported on the Nasdaq Stock Market.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                SUBJECT TO COMPLETION JANUARY   , 1996
-------------

                                 231,900 SHARES

                              INFORMIX CORPORATION

                                  COMMON STOCK
                               ($0.01 PAR VALUE)

    This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock, $0.01 par value per share ("Common Stock"), of Informix Corporation (together with its consolidated subsidiaries, "Informix") offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders") who received such shares in exchange for their shares of the capital stock of Stanford Technology Group, Inc. ("STG") upon the merger of STG with and into a wholly-owned subsidiary of Informix on October 31, 1995. Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. Informix will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by Informix, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

    The Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Common Stock as principals. The distribution of the Common Stock may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through underwritten public offerings, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

    The Common Stock of Informix is traded in the over-the-counter market on the Nasdaq National Market (Nasdaq Symbol: IFMX). On January 17, 1996, the closing sale price of a share of Informix's Common Stock was $27.75.

    SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    Each Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INFORMIX. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1996.

                             AVAILABLE INFORMATION

    Informix is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained form the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Information as of particular dates concerning directors and officers of Informix, their remuneration, options granted to them, the principal holders of securities of Informix, and any material interest of such persons in transactions with Informix has been or will be disclosed in the proxy statements to be distributed to stockholders of Informix and filed with the Commission.

    This Prospectus contains information concerning Informix, but does not contain all the information set forth in the Registration Statement on Form S-3 which Informix has filed with the Securities and Exchange Commission under the Securities Act (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                     INFORMATION INCORPORATED BY REFERENCE

    There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange
Commission:

    (1) Informix's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

    (2) Informix's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, July 2, and October 1, 1995.

    (3) Informix's Current Reports on Form 8-K filed on January 25, 1995 and Form 8-K/A filed on March 22, 1995.

    [(4) Informix's  Current Report  on Form  8-K to  be filed  on February    ,
         1996.]

    (5) Informix's  Registration Statement  on Form  8-A/A filed  on August  11,
       1995.

    All documents filed by Informix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for all purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

    Informix will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: General Counsel, Informix Corporation, 4100 Bohannon Drive, Menlo Park, California 94025; telephone number (415) 926-6300.

                                  THE COMPANY

    Informix designs, develops, manufactures, markets and supports distributed relational database management systems, object-oriented, graphical-and character-based application development tools and graphical data-access tools for delivering information to most significant desktop platforms. In addition to software products, Informix offers training, consulting and maintenance to its customers.

    Informix Corporation was initially incorporated in California in 1980 and was reincorporated in Delaware in 1986. Informix maintains its executive offices at 4100 Bohannon Drive, Menlo Park, California 94025 and its telephone number is
(415) 926-6300.

                          FORWARD LOOKING INFORMATION

    This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made in particular to the discussion set forth under "Management's Discussion of Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and in the Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, July 2 and October 1, 1995. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the Common Stock offered hereby should carefully review the factors set forth in this Prospectus under "Risk Factors -- Uncertainties Relating to the Merger with Illustra," "-- Fluctuations in Quarterly Results," "-- Volatility of Informix Stock Prices," "-- Competition," "-- International Operations" and "-- Management of Growth."

                                  RISK FACTORS

    In addition to the other information in this Prospectus or incorporated herein by reference, the following factors should be considered carefully in evaluating Informix and its business before purchasing the Common Stock offered hereby:

    UNCERTAINTIES RELATING TO THE MERGER WITH ILLUSTRA. Informix and Illustra Information Technologies, Inc. ("Illustra") have entered into an Agreement and Plan of Reorganization dated as of December 20, 1995 (the "Merger Agreement") pursuant to which Illustra will be merged into a wholly-owned subsidiary of Informix ("Merger"). Illustra develops, produces, markets and supports object-relational database systems and software tools and also provides consulting, training and maintenance services. As a result of the Merger, all outstanding shares of Illustra Common Stock and Illustra Preferred Stock will become shares of Informix Common Stock and all outstanding options and warrants to acquire Illustra Common Stock or Illustra Preferred Stock will become options and warrants to acquire Informix Common Stock. The maximum number of shares of Informix Common Stock to be issued (including Informix Common Stock to be reserved for issuance upon exercise of any of Illustra's options and warrants to be assumed by Informix) in the Merger in exchange for the outstanding shares of Illustra Common Stock and Illustra Preferred Stock and all unexpired and unexercised options and warrants to acquire Illustra Common Stock or Illustra Preferred Stock will be 15,000,000. The Merger is subject to a number of conditions, including approval by the Illustra stockholders. Assuming all conditions to the Merger are met or waived prior thereto, it is currently anticipated that the effective time of the Merger will be on or about February 29, 1996. The following are risks associated with the Merger:

        UNCERTAINTIES RELATING TO INTEGRATION OF OPERATIONS. Informix and Illustra have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of Illustra's object-relational database technology with Informix's relational database technology and integration of their respective sales and marketing and research and development efforts. There can be no assurance that integration will be accomplished smoothly, on time or successfully. The difficulties of such integration may be increased by the complexity of the technologies being integrated and the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Informix's results of operations and financial condition.

        POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS. Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Informix Common Stock in connection with the Merger will have the effect of reducing Informix's net income per share and could reduce the market price of Informix Common Stock unless and until revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such synergies will be achieved.

        NEED FOR ACCEPTANCE OF OBJECT-RELATIONAL TECHNOLOGY. The market for the object-relational database products of Illustra is new and evolving, and its growth depends both upon the growing need to store complex data and the broader market acceptance of Illustra's object-relational technology as the solution for this need. Because object-relational technology represents a shift in programming methodology, it requires a substantial investment in the retraining of programmers, which can be expensive and reduce the productivity of programmers during the training period. As a result, there can be no assurance that organizations will choose to make the transition from conventional relational database management systems to object-relational database management systems, and the time frame within which such transition may occur, even if they believe that they can benefit from the advantages of an object-relational system. Any delay in the market's acceptance of object-relational database management systems will reduce the anticipated benefits of the Merger and could have an adverse effect on Informix's results of operations and financial condition.

        COSTS OF INTEGRATION; TRANSACTION EXPENSES. The combined companies' results of operations will be adversely affected by Merger-related expenses, consisting of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges estimated to be approximately $5 million dollars. These nonrecurring costs will be charged to operations in the fiscal quarter in which the Merger is consummated. This estimate is preliminary and is therefore subject to change.

    FLUCTUATIONS IN QUARTERLY RESULTS. Informix's operating results can vary substantially from period to period. The timing and amount of Informix's license revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. Informix has operated historically with little or no backlog, and as a result, license revenues in any quarter are dependent on contracts entered into or orders booked and shipped in that quarter. Informix's quarterly operating margins have generally followed a historic pattern, with second half revenues and operating margins generally being higher than those of the preceding first half. Informix believes that this pattern has been primarily related to customers' capital spending cycles at the end of a calendar year as well as to Informix's selling efforts, influenced by annual sales incentive plans, at the end of the calendar year, which is the end of Informix's fiscal year. Additionally, as is common in the industry, a disproportionate amount of Informix's license revenue is derived from transactions that close in the last few weeks of a quarter. The timing of closing of large license agreements also increases the risk of quarter-to-quarter fluctuations and the uncertainty of estimating quarterly operating results. Informix's operating expenses are based on projected annual and quarterly revenue levels, have been increasing at rates approaching the rate of total revenue growth and are incurred approximately ratably throughout each quarter. As a result, if projected revenues are not realized in the expected period, Informix's operating results for that period would be adversely affected as the operating expenses are relatively fixed in the short term. Failure to achieve revenue, earnings and other operating and financial results as forecasted or anticipated by brokerage firm analysts or industry analysts could result in an immediate and adverse effect on the market price of Informix's Common Stock. Further, Informix may not learn of, or be able to confirm, revenue or earning shortfalls until the end of each quarter, which could result in an even more immediate and adverse effect on the trading price of Informix's Common Stock.

    VOLATILITY OF INFORMIX STOCK PRICES. The market for Informix's Common Stock is highly volatile. The trading price of Informix's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of technological innovations or new products by Informix or its competitors, changes in prices of Informix's or its competitors' products and services, changes in product mix, changes in Informix's revenue and revenue growth rates for Informix as a whole or for individual geographic areas, business units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which Informix does business or relating to Informix specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of Informix's Common Stock. Statements by financial or industry analysts regarding the extent of the dilution in Informix's net income per share resulting from the Merger and the extent to which such analysts expect potential business synergies to offset such dilution can be expected to contribute to volatility in the market price of Informix Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many high-technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Informix Common Stock.

    COMPETITION. The market for Informix's software products and services is extremely competitive. The chief competition faced by Informix is currently provided by Oracle Corporation, Sybase, Inc., CA Ingres (a subsidiary of Computer Associates International, Inc.), IBM Corporation, Microsoft Corporation and Red Brick Systems and suppliers of third party tools such as Gupta Corporation, Forte Software, Inc. and Dynasty Technologies, Inc. Some of
Informix's current competitors and many potential competitors have greater financial, technical and marketing resources than Informix. To the extent that market acceptance for personal computer oriented technologies increases at the expense of UNIX or other non-PC platforms, this could result in greater price pressure on certain of Informix's database products and services. The availability and market acceptance of Microsoft Corporation's Windows NT operating system may increase the competition faced by the principal operating system platforms on which Informix's products operate and may result in greater price pressure on certain of Informix's database products and services. Also, new or enhanced products introduced by existing or future competitors could have an adverse effect on Informix's business, results of operations and financial condition. Existing and future competition or changes in Informix's product or services pricing structure or product or service offerings could result in an immediate reduction in the prices of Informix's products or services. If this were to result in significant price declines, the effects of which were not offset by any resulting increases in sales volume of Informix's products or services, Informix's business, results of operations and financial condition would be adversely affected. There can be no assurance that Informix will continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

    TECHNOLOGICAL CHANGE AND NEW PRODUCTS. The market for Informix's products and services is characterized by rapidly changing technology and frequent new product introductions. Informix's success will depend upon its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis that meet dynamic customer requirements. There can be no assurance that Informix will be successful in developing new products or enhancing its existing products or that such new or enhanced products will receive market acceptance or be timely delivered to the market. Informix has experienced product delays in the past and may have delays in the future. Delays in the scheduled availability or a lack of market acceptance of its products or failure to accurately anticipate customer demand or meet customer performance requirements could have a material adverse effect on Informix's business, results of operations and financial condition. In addition, products as complex as those offered by Informix may contain undetected errors or bugs when first introduced or as new versions are released. There can be no assurance that, despite testing, new products or new versions of existing products will not contain undetected errors or bugs that will delay the introduction or commercial acceptance of such products. Informix's success also depends on the ability of its products to interoperate and perform well with existing and future, industry-standard leading application software products intended to be used in connection with relational database management systems. Failure to meet existing and future interoperability and performance requirements of certain independent vendors marketing such applications in a timely manner could adversely affect the market for Informix's products. Commercial acceptance of Informix's products and services could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts and industry periodicals concerning Informix, its products, business or competitors or by the advertising or marketing efforts of competitors, or other factors that could affect consumer perception.

    INTERNATIONAL OPERATIONS. Over half of Informix's net revenues are derived from its international operations. Informix's operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks associated with international activities. Most of Informix's international revenue and expenses are denominated in local currencies. Although Informix takes into account changes in exchange rates over time in its pricing strategy, Informix's business, results of operations and financial condition could be materially and adversely affected by fluctuations in foreign currency exchange rates. There can be no assurance that Informix will not experience fluctuations in international revenues.

    INTEGRATION OF ACQUIRED COMPANIES. Informix has recently completed several acquisitions including the database division of ASCII Corporation in Japan, STG in the United States and distributors in Germany, Korea and Malaysia, and has recently entered into the Merger Agreement to acquire Illustra. Informix may acquire other distributors, companies, products or technologies in the future. There can be no assurance that these acquisitions and the acquisition of Illustra can be effectively integrated, that such acquisitions will not result in costs or liabilities that could adversely effect Informix's results of operations and financial condition, or that Informix will obtain the anticipated or desired benefits of such acquisitions.

    KEY PERSONNEL. Informix's success depends in part on the continued contributions of both companies' key management and technical personnel. The success of Informix also depends on Informix's ability to attract and retain other qualified technical, managerial, sales and marketing personnel. The competition for such personnel is intense in the software industry. Uncertainty during integration of the businesses of Informix and Illustra may adversely affect the combined companies' ability to attract and retain such personnel.

    MANAGEMENT OF GROWTH. Informix has experienced rapid growth in recent years. There can be no assurance Informix will maintain its recent rate of growth. Informix's future growth will depend in part on the ability of its officers and key personnel to manage growth successfully through the implementation of appropriate management systems and controls. Failure to effectively implement or maintain such systems and controls could adversely affect Informix's business, results of operations and financial condition.

    LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. Informix relies on a combination of trade secret, copyright and trademark laws and contractual provisions to protect its proprietary rights in its software products. There can be no assurance that these protections will be adequate or that competitors will not independently develop technologies that are substantially equivalent or superior to Informix's technology. In addition, copyright and trade secret protection for Informix's products may be unavailable or unreliable in certain foreign countries. As of the date hereof, Informix had no issued patents. As the number of software products in the industry and software patents increases, Informix believes that software developers may become increasingly subject to infringement claims. There can be no assurance that a third party will not assert that its patents or other proprietary rights are violated by products offered by Informix. Any such claims, with or without merit, can be time consuming and expensive to defend, and could have an adverse effect on Informix's business, results of operations and financial condition. Infringement of valid third party patents and propriety rights could have an adverse effect on Informix's business, results of operations and financial condition. Informix also relies on "shrink-wrap" break-the-seal licenses not signed by the licensee to protect its proprietary rights. "Shrink-wrap" licenses may be unenforceable under the laws of certain jurisdictions.

    DEPENDENCE ON THIRD-PARTY PROVIDERS OF TECHNOLOGY. The products of Informix use certain products and technologies of various third party software developers, including both complete products offered as extensions of Informix's product lines and technology used in the enhancement of internally developed products. Such products and technologies are obtained from the third party providers under contractual license agreements, which in some cases are for limited time periods and in some cases provide that such licenses may be terminated under certain circumstances. There can be no assurance that Informix will be able to maintain adequate relations with these third-party providers, that these third-party providers will commit adequate development resources to maintain these products and technologies or that the license agreements that are for limited time periods will be renewed upon termination. In such circumstances, Informix's inability to obtain or develop substitute technology could adversely affect Informix's business, results of operations and financial condition.

    EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW AND INFORMIX'S CHARTER DOCUMENTS. Informix is subject to the provisions of Section 203 of the Delaware General Corporation Law, which has the effect of restricting changes in control of a company. The Board of Directors of Informix is divided into three classes, with each class standing for election once every three years. In addition, Informix's Board of Directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. Informix also has a Preferred Shares Rights Agreement that provides for the issuance of rights which upon the occurrence of certain events would result in significant dilution to Informix Common Stock held by a bidder for Informix. These and other provisions of the Delaware General Corporation Law applicable to Informix and Informix's charter documents may have the effect of delaying, deterring or preventing changes in control or management of Informix.

                              SELLING STOCKHOLDERS

    The following table shows, as to each Selling Stockholder, (i) such stockholder's name and position with Informix (including its wholly-owned subsidiary, STG), (ii) the number of shares of Common Stock beneficially owned prior to the offering, and (iii) the number of shares of Common Stock to be sold pursuant to this Prospectus:

                                                                         SHARES
                                                                      BENEFICIALLY       SHARES TO BE
                                                                     OWNED PRIOR TO          SOLD
NAME                                                                 OFFERING (1)(2)   IN THE OFFERING
------------------------------------------------------------------  -----------------  ----------------
Jonathan Kraft Charitable Trust of 1996...........................          37,310(3)          37,310
David Lichtblau ..................................................         112,310(4)          28,000
 Vice President, Marketing
 Stanford Technology Group, Inc.
DPL I Charitable Trust............................................          56,000(5)          56,000
Sequoia Capital VI................................................          62,544(6)          62,544
Sequoia Technology Partners VI....................................           3,924(6)           3,924
Sequoia XXIV......................................................           3,140(6)           3,140
Kirill Sheynkman .................................................         112,310             32,110
 President, Stanford Technology Group, Inc.
Douglas M. Leone..................................................           2,218(7)           2,218
J. Thomas McMurray................................................           2,218(7)           2,218
Michael Moritz....................................................           2,218(7)           2,218
Thomas F. Stephenson..............................................           2,218(7)           2,218

------------------------
(1) Based on shares beneficially owned at January 17, 1996.

(2) No Selling Stockholder will own more than 1% of the outstanding shares of Common Stock of Informix following the sale of the shares offered hereby.

(3) Excludes an additional 75,000 shares of Common Stock owned by Jonathan Kraft, the trustee of the Jonathan Kraft Charitable Trust of 1996 and the Vice President, Professional Services of Stanford Technology Group, Inc.

(4) Includes 56,000 shares of Common Stock held by the DPL I Charitable Trust, of which David Lichtblau is trustee.

(5) Excludes 56,310 shares of Common Stock held by David Lichtblau, who is the trustee of the DPL I Charitable Trust.

(6) Excludes an aggregate of 8,872 shares of Common Stock held severally by Douglas M. Leone, J. Thomas McMurray, Michael Moritz and Thomas F.
    Stephenson, who are principals of Sequoia Capital and its affiliated entities.

(7) Excludes an aggregate of 69,608 shares of Common Stock held by Sequoia Capital VI, Sequoia Technolgy Partners VI and Sequoia XXIV, as to each of which Messrs. Leone, McMurray, Moritz and Stephenson are principals.

                              PLAN OF DISTRIBUTION

    Informix has been advised by the Selling Stockholders that they and any person receiving shares from the Selling Stockholders in the form of a bona fide gift or distribution to a limited partner of a Selling Stockholder (a "Donee") intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders and any Donee may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders, any Donee and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Informix will receive no part of the proceeds of sales made hereunder.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and any Donee (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders and any Donee. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders and any Donee, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders and any Donee. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

    Informix has advised the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market, has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholders or any Donee may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

    Upon notification by a Selling Stockholder or any Donee to Informix that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, to the extent required, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholder or any Donee, the commissions paid or discounts or concessions allowed by the Selling Stockholder or any Donee to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this Prospectus.

    Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

    There can be no assurance that any of the Selling Stockholders or any Donee will sell any or all of the shares of Common Stock offered by them hereunder.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                              INFORMIX CORPORATION
                       REGISTRATION STATEMENT ON FORM S-3
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM NUMBER

ITEM 14  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

SEC Registration Fee..............................................  $   2,280
Accounting Fees**.................................................  $   5,000
Legal Fees**......................................................  $  10,000
Printing Fees**...................................................  $  10,000
Miscellaneous**...................................................  $     720
                                                                    ---------
    Total.........................................................  $  28,000
                                                                    ---------
                                                                    ---------

------------------------
 * All expenses of issuance and distribution (other than commissions and discounts payable to dealers or underwriters) will be paid by the Company.

** Estimates

ITEM 15  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Eight of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its officers and directors.

ITEM 16  EXHIBITS.

  EXHIBIT
  NUMBER
-----------
       4.1   Registration  Rights Agreement  dated as  of October 25,  1995 among  Informix Corporation and certain shareholders of Stanford Technology Group, Inc.
      4.2*   Amended and Restated Preferred Share Rights Agreement of Informix Corporation
       5.1   Opinion of Wilson Sonsini Goodrich & Rosati
      23.1   Consent of Ernst & Young LLP, Independent Auditors
      23.2   Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)
        24   Power of Attorney (See page II-3)

------------------------
* Incorporated by reference to exhibits to the Form 8-A/A Registration Statement filed on August 11, 1995.

ITEM 17  UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 17th day of January 1996.

                                         INFORMIX CORPORATION
                                         By:         /s/ PHILLIP E. WHITE

                                         ---------------------------------------
                                                      Phillip E. White
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                           AND
                                                  CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, David H. Stanley, Howard H. Graham and Richard C. Blass, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                 TITLE                          DATE
--------------------------------------------------------------------------------  ----------------

          /s/ PHILLIP E. WHITE          President, Chief Executive Officer and
----------------------------------------
                                          Chairman of the Board (Principal        January 17, 1996
            Phillip E. White              Executive Officer)

          /s/ HOWARD H. GRAHAM          Vice President, Finance and Chief
----------------------------------------
                                          Financial Officer (Principal Financial  January 17, 1996
            Howard H. Graham              Officer)

          /s/ RICHARD C. BLASS          Vice President, Corporate Controller and
----------------------------------------
                                          Chief Accounting Officer (Principal     January 17, 1996
            Richard C. Blass              Accounting Officer)

        /s/ ALBERT F. KNORP, JR.
----------------------------------------
                                        Director                                  January 17, 1996
          Albert F. Knorp, Jr.

           /s/ JAMES L. KOCH
----------------------------------------
                                        Director                                  January 17, 1996
             James L. Koch

        /s/ THOMAS A. MCDONNELL
----------------------------------------
                                        Director                                  January 17, 1996
          Thomas A. McDonnell

         /s/ CYRIL J. YANSOUNI
----------------------------------------
                                        Director                                  January 17, 1996
           Cyril J. Yansouni